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                                                                    EXHIBIT 23.3




                        CONSENT OF INDEPENDENT ENGINEER

         As an independent engineering consultant, I hereby consent to the use of my report entitled "Evaluation of Proved Oil and Gas Reserves to the Interests of Costilla Energy, Inc. Relative to the Baimaclia and Victorovca Gas Fields in Cantemir County and the Valeri Oil Field in Vulcaneste County of the Republic of Moldova, Eastern Europe, Effective January 1, 1998, Pursuant to the Requirements of the Securities and Exchange Commission, Project 8.0128" and data extracted therefrom (and all references to me and my Firm) included in or made a part of this Form 10-K Annual Report and to the incorporation by reference of this Form 10-K Annual Report (including the use of my report and references to me and my Firm herein) into those certain Registration Statements on Form S-8 filed by Costilla Energy, Inc. with the Securities and Exchange Commission, file numbers 333-16513, 333-16515, and 333-16517 covering the Bonus Incentive Plan of Costilla Energy, Inc., the Outside Directors Stock Option Plan of Costilla Energy, Inc., and the 1996 Stock Option Plan of Costilla Energy, Inc., respectively, and file numbers 333-38747 and 333-38751 covering additional shares under the Outside Directors Stock Option Plan and the 1996 Stock Option Plan, respectively.


                                             W. SCOTT EPLEY, P.E.


Midland, Texas
March 26, 1998